Exhibit 16
March 16, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.   20549-7561
Dear Sirs:
We have read Item 14 — Principal Accountant Fees and Services — Change in Certifying Accountant of Nortel Networks Corporation’s (Nortel) Annual Report on Form 10-K dated March 16, 2007, the section “Appointment of Auditors — Change in Independent Public Accountants” in Nortel’s proxy circular and proxy statement dated March 16, 2007 and Item 4.01 of Nortel’s Form 8-K dated March 16, 2007, and have the following comments:
1.	We agree with the statements made in the first, second, third, fourth, fifth and sixth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the remaining paragraphs.
Yours truly,
/s/  Deloitte & Touche LLP
Independent Registered Chartered Accountants
Toronto, Canada